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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Graham-Field Health Products, Inc. for the registration of 1,260,000 shares of its common stock and to the incorporation by reference therein of our report dated March 10, 1997 (except for Note 2, paragraph 5, as to which the date is August 28, 1997), with respect to the consolidated financial statements and schedule of Graham-Field Health Products, Inc. included in the Amendment No. 3 on Form 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission.

                                          /s/  ERNST & YOUNG LLP

Melville, New York
January 30, 1998